Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-4 of CCFNB Bancorp, Inc. of our report dated February 24, 2023, relating to the consolidated financial statements of Muncy Bank Financial, Inc. and subsidiary, appearing in this Registration Statement on Form S-4 filed by CCFNB Bancorp, Inc. on August 7, 2023.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

King of Prussia, Pennsylvania

August 7, 2023

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH

2009 Mackenzie Way • Suite 340	2100 Renaissance Blvd. • Suite 110	980 National Road	511 N. Fourth Street
Cranberry Township, PA 16066	King of Prussia, PA 19406	Wheeling, WV 26003	Steubenville, OH 43952
(724) 934-0344	(610) 278-9800	(304) 233-5030	(304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia